Exhibit 10.6

July 26, 1990

Personal and Confidential

Paul A. Perrault

c/o Bank of New England - Old Colony

Providence, Rhode Island

Dear Paul:

Here are the terms of employment we discussed, which, upon acceptance by you, the Search Committee will recommend to the Board of Directors:

1.	Title. President and Chief Executive Officer of Chittenden Corporation and Chittenden Trust Company.

2.	Board Membership. Election to membership on the Board of Directors of both entities as soon as legally permissible.

3.	Reporting. You will report to the Board of Directors.

4.	Salary. $175,000.00 per year.

5.	Review Date. Same as other senior officers (early 1991).

6.	Start Date. As soon as possible; hopefully on or about August 1.

7.	Automobile. Company car or monthly allowance of $450.00.

8.	Club Memberships. Burlington Country Club and Ethan Allen Club, or similar.

9.	401-K. Same as other senior executives.

10.	Health and Accident Insurance; Life Insurance; Short-Term/Long-Term Disability. Same as other senior executives.

Two Burlington Square, Burlington, Vermont 05402 (802) 658-4000

CHITTENDEN CORPORATION

Mr. Paul A. Perrault	- 2 -	July 26, 1990

11.	Home Mortgage Loan. Preferential rate if such is available for other senior executives of the Bank.

12.	Relocation Costs. All moving expenses (plus any taxes) for your household furnishings, including your boat, from Providence to Burlington.

13.	Relocation Allowance. A lump sum payment of $15,000.00 net or any taxes to be used for miscellaneous costs incurred by you and your family incidental to the move, relocation and settling in a new house and for costs incurred with respect to travel and temporary housing.

14.	Change of Control Agreement. Change of control severance agreement equal to 2.99 times base salary. (See attached document)

15.	Termination. If you are terminated for reasons other than “Cause”, death or disability, you will receive payment until August 1, 1992 plus a one year severance payment. If your termination is for death or disability your severance payment will be one year’s salary. If your termination is for Cause, your severance payment will be three month’s salary. After August 1, 1992, if you are terminated for any reason other than Cause, you will receive a one-year severance payment. If you are terminated for Cause, your severance payment will be three month’s salary. “Cause” is defined as gross neglect of duties, personal conduct inconsistent with your status as a senior officer, criminal activity or termination mandated by bank regulatory officials for cause.

16.	Restricted Stock. 2500 shares with the restriction lapsing after five years or in the event of a change in control.

17.	Stock Option. 5000 shares

18.

Incentive Compensation. As a short-term incentive, options for 1500 shares of stock will be awarded in April of 1991, based upon the attainment of mutually agreed upon goals. Thereafter, you will be eligible

CHITTENDEN CORPORATION

Mr. Paul A. Perrault	- 3 -	July 26, 1990

for the existing Executive Management Incentive Compensation Plan with goals to be set for the plan in early 1991 by mutual agreement. As we discussed, this plan provides the potential for very generous payments; however, the goals will be set so that payments under the plan will only be made in the event of outstanding performance.

19.	Home Purchase. The Bank will purchase your home for $340,000.00, net to you. Any gain or loss resulting from the sale of the house will be for the account of the Bank. You will pay carrying costs for the house until you and your family vacate; thereafter, the Bank will pay all such costs. To avoid duplicate transfer taxes and other costs, it is possible that legal title to the house will be left in your name as nominee for the Bank until final closing with the ultimate purchaser. The Bank will be responsible for retaining the Broker, arranging all aspects of the transaction, and, once you have vacated, looking after the property.

20.	Other Benefits:

Pension Plan. Same as other senior executives.

Vacation. 22 days plus two (2) discretionary days (four weeks and four days).

Banking Service.

•	Free checking account and/or savings account

•	Purchase of Travelers Checks/Treasurers Checks at no charge

•	1% closing fee reduction for a purchase Money Mortgage

CHITTENDEN CORPORATION

Mr. Paul A. Perrault	- 4 -	July 26, 1990

If the above terms are acceptable to you, please signify your acceptance of this agreement by signing at the appropriate location below and returning one on the enclosed duplicate originals to me.

Cordially,

CHITTENDEN CORPORATION and CHITTENDEN TRUST COMPANY

By	/s/ Barbara W. Snelling
Barbara W. Snelling Chair

I understand and accept the terms and conditions of my employment by the Chittenden Corporation and Chittenden Trust Company as set forth above.

/s/ Paul A. Perrault
Paul A. Perrault

7-26-98
Date